Exhibit 10.19

Dated the 22nd day of June 2022

WONG BING LUN (黃炳倫) &

CHOW LAI MING (周麗明)

(“the Sellers”)

And

WONG BING LUN (黃炳倫) &

CHOW LAI MING (周麗明)

(“the Guarantor”)

and

TREASURE SUCCESS INTERNATIONAL LIMITED

(寶陞國際有限公司)

(“the Purchaser”)

AGREEMENT

relating to the sale and purchase of

the entire issued share capital of and the

Shareholder’s and/or Director’s Loan to

EVER WINLAND LIMITED

(永綸有限公司)

AUGUSTINE C.Y. TONG & CO.,

SOLICITORS,

ROOMS 909-911, 9TH FLOOR,

FAR EAST CONSORTIUM BUILDING,

NO.121 DES VOEUX ROAD CENTRAL,

HONG KONG.

(Ref : AT/51601/W/22)

THIS AGREEMENT is dated the 22nd day of June 2022 and made between:

(1)	(a)	WONG BING LUN (黄炳倫) (Holder of Hong Kong Identity Card No.[*] of House 12, Custom Pass 18, Fei Ngo Sha Road, Sai Kung New Territories, Hong Kong (the “1st Seller”); and

	(b)	CHOW LAI MING (周麗明) (Holder of Hong Kong Identity Card No. [*] of the same address above (the “2nd Seller”).

(the 1st Seller and 2nd Seller are hereinafter collectively referred to the “Sellers” and each “Seller”)

(2)	WONG BING LUN (黃炳淪) and CHOW LAI MING (周麗明) both of the same address above (the “Guarantor”); and

(3)	TREASURE SUCCESS INTERNTIONAL LIMITED (寶陞國際有限公司) whose registered office is situate at Unit A, 19th Floor, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (the “Purchaser”).

BY WHICH IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

In this Agreement unless the context requires otherwise:

“Accounts” means the audited accounts of the Company comprising a profit and loss account for the period of 12 months ended on the Accounts Date covering at least the post 7 years from the date of this Agreement and a balance sheet as at the Accounts Date;

“Accounts Date” means 30th June 2021;

“Assignments of Shareholder Loan” means an assignment of the Shareholder/Director Loan in the agreed form set out in Schedule 7 to be entered into between the relevant Seller(s) and the Purchaser upon Completion;

“Assignment of Director Loan” means an assignment of the relevant Director(s) Loan in agreed form set out in Schedule 7 to be entered into between the Director of the Company/Guarantor and the Purchaser Upon Completion;

“Authority” means any ministry, department or agency of any government or any body exercising similar functions in Hong Kong;

“Business Day” means a day (other than a Saturday or Sunday), on which licensed banks are open in Hong Kong to the general public for business;

“Companies Ordinance” means the Companies Ordinance (Cap. 622, of the Laws of Hong Kong);

“Company” means EVER WINLAND LIMITED (永綸有限公司), a company under the laws of Hong Kong, particulars of which are set out in Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Shares and the benefit of the Shareholder Loan and/or the Director Loan in accordance with Clause 4;

“Completion Accounts” means the income statement for the period from the day following the Accounts Date to the Completion Date and a statement of financial position as at the close of business on the Completion Date for the Company prepared in accordance with Clause 3.4 and Schedule 6;

“Completion Date” means the date on which Completion takes place;

“Consideration” means the aggregate consideration payable by the Purchaser to the Sellers for the Sale Shares and the benefit of the Shareholder Loan and/or Director Loan as specified in Clause 3.1;

“CPO” means the Conveyancing and Property Ordinance (Cap 219, of the laws of Hong Kong);

“Deposits” means collectively, the Initial Deposit, the Further Deposit and/or the Second Further Deposit (if any) in accordance with Clause 3.3;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the aforesaid;

“Existing Encumbrances” means a Legal Charge/Mortgage and a Deed of Assignment of Rental Income made in favour of OCBC WING HANG BANK LIMITED, details of which are: a Legal Charge dated 19th April 2021 and registered in the Land Registry by Memorial No.21042200470200 and a Deed of Assignment of Rental Income dated 19th April 2021 registered in the Land Registry by Memorial No.21042200470217;

“Existing Loans” means the loan due and owing by the Company and secured by the Existing Encumbrances;

“HK$” or “Hong Kong Dollar(s)” means the lawful currency of Hong Kong;

“Parties” means the Sellers and the Purchaser;

“Property” means all the properties briefly described under Schedule 2;

“Rates” means the rates payable in respect of the Property.

“Relevant Percentage” means, in relation to a Seller, the percentage specified against the name of that Seller as below: -

Seller	Relevant Percentage
the 1st Seller	50%
the 2nd Seller	50%

“Sale Shares” means collectively the 1st Sale Shares and the 2nd Sale Share being all the issued shares in the capital of the Company held by the Sellers and “Sale Share(s)” means any of them;

“1st Sale Shares” means 50 issued Share to be sold by the 1st Seller to the Purchaser pursuant to this Agreement;

“2nd Sale Share” means 50 issued Shares to be sold by the 2nd Seller to the Purchaser pursuant to this Agreement;

“Sale Share(s)” means being all the issued share in the capital of the Company held by the each Seller;

“Scheduled Completion Date” means within 60 days from the date of this Agreement or such other date as the Sellers and the Purchaser may agree in writing on which Completion takes place;

“Seller Solicitors” means Messrs. Augustine C.Y. Tong & Co., Solicitors;

“Shareholder Loans” means collectively the 1st Shareholder Loan and the 2nd Shareholder Loan and “Shareholder Loan” means any of them;

“1st Shareholder Loan” means the loan owing by the Company to the 1st Seller as at the Completion Date including for the avoidance of doubt any loan to be advanced by the 1st Seller to the Company on or before Completion for the purpose of redeeming the Existing Encumbrances of the Property;

“2nd Shareholder Loan” means the loan owing by the Company to the 2nd Seller as at the Completion Date including for the avoidance of doubt any loan to be advanced by the 2nd Seller to the Company on or before Completion for the purpose of redeeming the Existing Encumbrances of the Property;

“Shareholder Loan” means the loan owing by the Company to the Sellers as at the Completion Date including for the avoidance of doubt any loan to be advanced by the Seller to the Company on or before Completion for the purpose of redeeming the Existing Encumbrances of the Property;

“Director Loan” means the loan owing by the Company to the Director as at the Completion Date including for avoidance of doubt any loan to be advance by the Director to the Company on or before Completion;

“Shares” means ordinary shares of HK$100.00 each in the capital of the Company;

“Stamp Duty Ordinance” means the Stamp Duty Ordinance (Chapter 117, of the Laws of Hong Kong);

“Taxation” have the meaning given to them in the Tax Deed;

“Tax Authority” has the meaning given in the Tax Deed;

“Tax Deed” means the tax deed in the agreed form set out in Schedule 8 to be entered into between the Sellers and the Purchaser upon Completion;

“Warranties” means the representations, warranties and undertakings set out in Schedule 3.

1.2	Construction of References

In this Agreement, unless the context requires otherwise, any reference:

(a)	to a Clause or Schedule is a reference to a Clause of or a Schedule to this Agreement;

(b)	to this Agreement, any other document or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

(c)	to a person includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

(d)	to any document expressed to be “in the agreed form” means a document approved by the Parties to this Agreement and, if not entered into contemporaneously with this Agreement, initialed by or on behalf of the Sellers and the Purchaser for the purposes of identification;

(e)	to a time of day is a reference to the time in Hong Kong, unless expressly indicated otherwise;

(f)	to an enactment includes that enactment as it may be amended, replaced or re-enacted at any time, whether before or after the date of this Agreement, and any subordinate legislation made under it;

(g)	to an “agreement” includes any document or deed, an arrangement and any other kind of commitment;

(h)	to a “right” includes a power, a remedy and discretion; and

(i)	to a “subsidiary” or “holding company” is to be constructed in accordance with Section 2 of the Companies Ordinance.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing the plural include the singular and vice versa;

(b)	words importing a gender include every gender; and

(c)	the words “other”, “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible.

1.4	Headings and Contents

The headings and the tables of contents in this Agreement do not affect its interpretation.

1.5	Schedules

This Agreement includes its Schedules and any reference to a paragraph is a reference to the paragraph of the relevant Schedule.

1.6	Joint and Several Liability

All undertakings, obligations and other liabilities of the Sellers under this Agreement are joint and several and, if a Seller ceases to be bound in any respect, that will not affect the liability of the other Seller.

2.	SALE AND PURCHASE

2.1	Sale and Purchase

(a) The 1st Seller, as legal and beneficial owner, shall sell the 1st Sale Shares and the benefit of the 1st Shareholder Loan free from all Encumbrances and with all rights and benefits now attached or accruing to them at or after Completion including the right to receive all dividends and other distributions declared, made or paid on or after Completion, and the Purchaser relying on the representations, warranties, undertakings and indemnities of the 1st Seller and the Director contained or referred to in this Agreement shall purchase the 1st Sale Shares and the benefit of the 1st Shareholder Loan/Director Loan with effect from Completion;

(b) The 2nd Seller, as legal and beneficial owner, shall sell the 2nd Sale Share and the benefit of the 2nd Shareholder Loan free from all Encumbrances and with all rights and benefits now attached or accruing to them at or after Completion including the right to receive all dividends and other distributions declared, made or paid on or after Completion, and the Purchaser relying on the representations, warranties, undertakings and indemnities of the 2nd Seller and the Director contained or referred to this Agreement shall purchase the 2nd Sale Share and benefit of the 2nd Shareholder Loan/Director Loan with effect from Completion; and

(c) The Sellers, as legal and beneficial owners, shall sell the Sale Share(s) and the benefit of the Shareholders Loans free from all Encumbrances and with all rights and benefits now attached or accruing to them at or after Completion including the right to receive all dividends and other distributions declared, made or paid on or after Completion, and the Purchaser relying on the representations, warranties, undertakings and indemnities of the Sellers contained or referred in this Agreement shall purchase the Sale Share(s) and benefit of the Shareholders Loans with effect from Completion.

2.2	Pre-emption Rights

Each Seller waives, and will procure that any other person waives, any right of pre-emption which each may have in respect of its Sale Share(s), whether pursuant to the Articles of Association of the Company or otherwise howsoever arising.

2.3	Simultaneous Completion

The Purchaser shall not be obliged to complete the purchase of any Sale Share(s) or any Shareholder Loan/Director Loan unless the purchase of all Sale Share(s) and the assignment of Shareholder Loan/Director Loan (where applicable) are completed simultaneously.

3.	Consideration

3.1	(a) Amount of Consideration is Hong Kong Dollars THIRTY-NINE MILLION AND SIX HUNDRED THOUSAND only (HK$39,600,000.00); and

(b) For the purpose of apportionment, (i) the consideration for each Seller’s Sale Shares and Shareholder Loans shall be its Relevant Percentage of the Consideration (the “Relevant Consideration”); (ii) the consideration for the Shareholder Loan of such Seller shall be an amount equal to the total amount owing by the Company to such Seller as shown in the Pro-Forma Completion Accounts (the “Relevant Debt Consideration”); and (iii) the consideration for the Sale Shares of such Seller shall be the sum equivalent to an amount calculated by deducting the Relevant Debt Consideration from the Relevant Consideration.

3.2	Receipt by Seller’ Solicitors

Receipt by the Seller’s Solicitors of any monies or completed documentation to be provided by the Purchaser in satisfaction of any of the obligations of the Purchaser under this Agreement shall be accepted by the Sellers as a full and complete discharge of that obligation.

3.3	Payment of Consideration

the Purchaser shall pay the Sellers the Consideration as follows:

(a)	A deposit in the amount of HK$9,900,000.00 (“the Deposit”) shall be paid by the Purchaser to the Sellers’ Solicitors as part payment of the consideration upon signing of this Agreement, and shall represent part payment of the Consideration upon Completion;

(b)	HK$29,700,000.00 being amount of the balance of the Consideration shall be paid by the Purchaser at Completion to the Sellers;

(c)	The Deposit mentioned in above 3.3(a) shall be held by the Sellers’ Solicitors as stakeholders, who shall not release the same to the Sellers until and upon confirmation of satisfactory by the Purchaser to their due diligence and investigation on the financial and corporate matters of the Company and the same will be only using for repayment of the Existing Encumbrances.

3.4	Completion Accounts

(a)	The Sellers will, on or before 5 Business Days prior to (but excluding) the Completion Date, deliver to the Purchaser the Pro-Forma Completion Accounts in accordance with paragraph 2 of Schedule 6.

(b)	The Sellers shall at its/his/her/their own costs have to provide audited Completion Accounts to the Purchaser within 30 days after Completion and the relevant Resignation of Letter/Notice of Resignation of the Auditor duly signed.

3.5	Form of Payment

Any payment to be made under this Clause 3 will be made by cashier order(s) and/or made by cheque(s) drawn by a firm of solicitors on a bank in Hong Kong or by such other method as the Purchaser and the Sellers may agree in writing.

4.	COMPLETION

4.1	Completion

Completion of this Agreement is conditional upon:-

(a)	the Purchaser being reasonably satisfied upon the Purchaser’s due diligence review and investigation on the financial, legal and corporate matters of the Company as set out in this Agreement, including without limitation that there is no material adverse change in the financial position of the Company from the Accounts Date to the Completion Date and the Sellers having provided such access, assistance and documents as reasonably requested by the Purchaser or its solicitors and/or accountant so as to enable the Purchaser to conduct such due diligence review and investigation;

(b)	the Sellers having shown and proved good title of the Property to the Purchaser’s and the Purchaser’s Solicitors’ satisfaction in accordance with Section 13 of the CPO and having given good title to the Property in accordance with Section 13A of the CPO at the Sellers’ sole costs and expenses from all incumbrances of all descriptions;

(c)	The Sellers having settle and paid all Taxation which the Company is liable to pay prior to the Completion.

(d)	Completion will take place at the office of the Vendor’s Solicitors, Messrs. Augustine C.Y. Tong & Co., Solicitors (or at such other place as the Sellers and the Purchaser may agree in writing) at or before 2:30 p.m. on the Scheduled Completion Date, or such other date as the Sellers and the Purchaser may agree in writing. At Completion, the business set out in Schedule 4 will be transacted.

(e)	all the representations, undertakings and Warranties given by the Sellers hereunder remaining true, correct and accurate in all respects as at Completion;

(f)	there having been no breach of the Warranties from the date of this Agreement up to and inclusive of the Completion Date;

4.2	Effect of Non-Compliance With Completion Obligations

No party is obliged to complete this Agreement or perform any obligations under this Agreement unless the other party complies fully with the requirements of Clause 4.1 and Schedule 4. If the respective obligations of the parties under Clause 4.1 and Schedule 4 are not complied with on the Completion Date, the Purchaser may by notice to the Sellers (in the event that the Seller or any of them is unable or unwilling to comply with its obligations under this Agreement) or the Sellers may by notice to the Purchaser (in the event that the Purchaser is unable or unwilling to comply with her obligations under this Agreement):

(a)	postpone Completion to a date (being a Business Day) falling not more than 10 Business Days after the Completion Date in which event the provisions of this Agreement will apply as if the date set for Completion in Clause 4.1 is the date to which Completion is so postponed;

(b)	proceed to Completion as far as practicable (without limiting their respective rights under this Agreement); or

(c)	terminate this Agreement in which case the provisions of Clause 8 shall apply.

4.3	Specific Performance

The provisions of this Agreement shall not preclude either party from obtaining an order against the defaulting parties for specific performance and it is hereby acknowledged and agreed by the Party that an order for damages would not be a fair or adequate remedy to the other party where the defaulting party shall have failed to perform and complete the transfer of all the Sale Shares and Shareholder Loan and/or Director Loan (if applicable) in accordance with this Agreement.

4.4	Due Diligence Investigation

(a)	To facilitate the carrying out of the due diligence investigation by the Purchaser’s solicitors, the Sellers hereby undertake to deliver to the Purchaser or the Purchaser’s solicitors, within 30 days from the date of this Agreement, all documents relating to the Company, including but not limited to the audited accounts of the Company covering at least the past 7 years from the date of this Agreement. From the date of receipt of all the documents relating to the Company, the Purchaser’s solicitors shall be entitled to have 21 Business Days for carrying out the due diligence investigation before Completion.

(b)	If the Purchaser discovered during the due diligence investigation that there is any material irregularity, the Sellers shall rectify the same and notified the Purchaser of the rectification at least 14 days before the Completion. If the Sellers is unable to rectify the material irregularity, the Purchaser shall be entitled by giving written notice to the Sellers to cancel the transaction under this Agreement whereupon the Sellers shall return all the deposit(s) to the Purchaser in full forthwith without any interest or compensation and the Sellers and the Purchaser shall at their own costs and expenses enter into a cancellation agreement.

5.	PROPERTY MATTERS

5.1	Property

The Sellers shall at their own cost procure the Company to give good title to the Property in accordance with Sections 13 and 13A of the CPO respectively as if the Company is selling the Property to the Purchaser.

5.2	The Sellers shall be entitled to rents and profits and shall discharge all outgoings of the Property up to and inclusive of the actual day of completion and as from but exclusive of that day, the Purchaser shall be entitled to possession and the rents and profits and shall discharge all outgoings discharge of the Property. All such rents profits and outgoings shall if necessary be apportioned between the Sellers and the Purchaser and paid by way of an apportionment account herein;

5.3	Upon Completion, subject to the production of the relevant apportionment account and the relevant receipt(s) or supporting document(s) to the Purchaser before Completion Date, the Purchaser hereby agrees to refund to the Sellers (subject to such deduction which the Purchaser is transferred under the said apportionment account) the management fee deposits and other deposits or funds paid (if any) the Manager of the Building wherein the Property forms part provided that the same having been confirmed by the Manager that they are subsisting and transferable.

5.4	The Sellers agree to permit the Purchaser to inspect the Property once by the Purchaser prior to the completion for verification of vacant possession of the Property on such date and at such time to be arranged by the parties hereto.

5.5	The Sellers hereby declare that they have no knowledge of any illegal or unauthorised structure or alteration of and in the Property and they have not received and are not aware of there being any notice or order from the Government or any competent authority or the Manager of the Building of which the Property forms part requiring the Sellers to demolish or reinstate any part of the Property. If it should be discovered that such notice or order shall be issued or served before completion, the Sellers shall at their own costs and expense to comply with such notice or order.

5.6	The Sellers further declare that they have not received and are not aware of there being any notice or order from the Government or any competent authority or the Manager of the Building of which the Property forms part requiring the Sellers as one of the co-owners to effect repair to any common part of the Building. If it should be discovered that any such notice or order shall be issued or served before completion, the Sellers shall bear their due proportion of the cost of such repair.

5.7	The Sellers hereby declare that the Sellers have not received any notice from any Government or other competent authority under the Lands Resumption Ordinance (Cap.124) or the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance (Cap.276) or the Buildings Ordinance (Cap.123) or any other form of notice of a similar nature the implementation of which would materially affect the occupation or enjoyment of or the redevelopment potential of the Property. The Sellers gives no warranty whatsoever whether the Property is included in any lay-out plans (draft or approved) under the Town Planning Ordinance (Cap.131). If it shall be ascertained before completion of the purchase that the Property is affected by any of the said Ordinances, the Purchaser may by notice in writing to the Sellers rescind this Agreement in which event the Deposits paid hereunder shall be forthwith returned by the Sellers to the Purchaser in full but without any compensation, interest or costs and neither Party shall have any claim against the other hereon. The Sellers undertake to notify the Purchaser of the above notices (if any) served on them.

5.8	(a) The Property is presently subject to the Existing Encumbrances.

(b)	The Sellers undertake with the Purchaser that the Seller will procure the delivery to the Purchaser within 21 days from the Completion Date:

(i) the Discharge of the Existing Encumbrances (“Discharge”) (in the forms approved by the Purchaser) duly executed by The Hongkong And Shanghai Banking Corporation Limited (“Existing Lender”), attested by a solicitor acting for the Existing Lender (“Existing Lender’s Solicitor”) and dated no later than the Completion Date together with :-

(1) the Memorial(s) thereof duly completed and signed by the Existing Lender’s Solicitor and prepared the same for registration at the Land Registry;

(2) the Form NM2 duly completed and signed by the Existing Lender’s Solicitor and certified copy of each Existing Encumbrances annexed to its relevant Form NM2 for filing at the Companies Registry;

(3) the cheques for all registration and filing fees payable on the Discharge.

5.9	The rates, Government rent and management fees of the Property shall be discharged by the Sellers up to and inclusive of the Completion Date. The Purchaser shall be responsible for the payment of rates, Government rent and management fees of the Property after the Completion Date.

5.10	The Sellers shall deliver to the Purchaser’s solicitors for their inspection all the title deeds and documents relating to the Property within 30 days from the date of this Agreement in accordance with Sections 13 and 13A of the Conveyancing and Property Ordinance (Cap.219 of the laws of Hong Kong). Upon receipt of all the title deeds and documents relating to the Property, the Purchaser’s solicitors shall be entitled to have 21 Business Days for carrying out the inspection before Completion.

5.11	Any requisition and/or objection in respect of the title of the Property shall be delivered in writing to the Sellers’ Solicitors within 14 Business Days after the date of receipt of the relevant title deeds by the Purchaser’s solicitors otherwise the same shall be considered as waived (in which respect time shall be of the essence of this Agreement). If the Purchaser shall make and insist on any objection or requisitions either as to title or any matter appearing on the title deeds or otherwise which the Sellers shall be unable or (on the grounds of difficulty, delay or expenses or on any other reasonable ground) unwilling to remove or comply with, or if the title of the Property shall be defective, the Sellers shall notwithstanding any previous negotiation or litigation be at liberty on giving the Purchaser or the Purchaser’s solicitors not less than 7 Business Days’ notice in writing to annul the sale in which case, unless the objection or requisitions shall have been withdrawn by the Purchaser, the sale shall at the expiration of the said notice be annulled and the Purchaser shall be entitled to the return of all the deposits paid in full forthwith but without interest, costs or compensation and the Sellers and the Purchaser shall at their own costs and expenses enter into a cancellation agreement.

6.	WARRANTIES AND INDEMNITIES

6.1	Warranties

Each Seller represents, warrants and undertakes to and with the Purchaser and its successors in title that to the best of knowledge and belief of the Seller each statement contained in Schedule 3 is true, accurate and complete in all respects and not misleading as at the date of this Agreement, and will continue to be so on each day up to and including the Completion Date with reference to the facts and circumstances subsisting from time to time and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty will be construed in relation to any such repetition as a reference to each such day.

6.2	Reliance on Warranties

The Sellers acknowledges and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties and that the Warranties have been given as a representation, notwithstanding any investigations which the Purchaser, its agents or advisers may have made.

6.3	Separate Warranties

Each of the Warranties is to be construed as a separate Warranty and (except where this Agreement expressly provides otherwise) is not to be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

6.4	Seller’s Obligations

(a)	The Sellers will ensure that the Company does not do anything or does not omit to do anything which would, at any time before or after Completion, be materially inconsistent with the Warranties, breach any Warranty or make any Warranty untrue or misleading.

(b)	The Sellers undertakes that they/he/she will from time to time and at any time immediately disclose in writing to the Purchaser any event, fact or circumstance which may become known to it after the date of this Agreement and which is materially inconsistent with any of the Warranties.

6.5	Purchaser’s Remedies

If, on or before the Completion Date, a Warranty has been breached, is untrue or misleading or that any Seller has breached any other term of this Agreement that, in either case, is material to the sale of any Sale Shares, the Purchaser may by notice to the Sellers (without prejudice to any other rights it may have in relation to the breach):

(a)	elect to proceed to Completion; or

(b)	terminate this Agreement (in which event the provisions of Clause 8 will apply).

6.6	Time Limit on Warranty Claims

Notwithstanding any other provision herein contained, the Sellers’ liabilities (if any) for breach of any of the representations or warranties shall absolutely cease if no notice is given by the Purchaser to the Sellers in respect of the claim within 2 years from Completion.

6.7	Gross up for Taxation

If in respect of or in connection with any breach of any of the Warranties, any amount payable to the Purchaser by the Sellers is subject to Taxation, such additional amounts will be paid to the Purchaser by the Sellers so as to ensure that the net amount received by the Purchaser is equal to the full amount payable to the Purchaser under this Agreement.

7.	CONDUCT OF BUSINESS PENDING COMPLETION AND OTHER OBLIGATIONS

7.1	Conduct of Business Pending Completion

Except with the prior written consent of the Purchaser, the Sellers will procure that prior to Completion (or the termination of this Agreement pursuant to Clauses 4.2(c) or 6.5 (whichever is the earlier)), the Company will not:

(a)	do anything outside its ordinary course of business; or

(b)	without prejudice to the generality of Clause 7.1(a), undertake any of the activities listed in Schedule 5.

8.	TERMINATION

If either Party elects to terminate this Agreement in accordance with its terms, then all rights and obligations of the Parties shall cease immediately upon termination except that:

(a)	if the Purchaser elects to terminate this Agreement in accordance with Clause 4.2(c) or 6.5 then the Seller shall return to the Purchaser all of the Deposits without interest paid by the Purchaser within 5 Business Days;

(b)	if the Sellers elect to terminate this Agreement in accordance with Clause 4.2(c), then the Seller shall be entitled to forfeit all deposits paid by the Purchaser as agreed liquidated damages and not as penalty;

(c)	termination will not affect the then accrued rights and obligations of the Parties (including the right to damages for the breach, if any, giving rise to the termination and any other pre-termination breach by any of the Parties and the right to claim for specific performance as set out under Clause 4.3);

(d)	termination will be without prejudice to the continued application of Clauses 21 and 23 (and all provisions relevant to the interpretation and enforcement thereof), which will remain in full force and effect.

9.	ENTIRE AGREEMENT

9.1	Entire Agreement

This Agreement (including Assignment of Loan and Tax Deed) represent the whole and only agreement between the Parties in relation to the sale and purchase of the Sale Shares and the benefit of the Shareholder Loan/Director Loan, and supersede any previous agreement whether written or oral between all or any of the Parties in relation to that subject matter (including the Provisional Agreement).

10.	REMEDIES CUMULATIVE

The rights of the Parties under this Agreement are cumulative and do not exclude or restrict any other rights (except as otherwise provided in the Agreement).

11.	NO WAIVER

No failure or delay by a party to exercise any right under this Agreement or otherwise will operate as a waiver of that right or any other right nor will any single or partial exercise of any such right preclude any other or further exercise of that right or the exercise of any other right. Notwithstanding any rule of law or equity to the contrary, any release, waiver, compromise or any other arrangement of any kind whatsoever which the Purchaser may agree to or effect in relation to any Sellers in connection with this Agreement, and, in particular, the Warranties, shall not affect the rights and remedies of the Purchaser as regards the other Seller.

12.	TIME OF THE ESSENCE

Time is of the essence of this Agreement as regards any time, date or period specified for the performance of an obligation.

13.	SEVERANCE

If any provision of this Agreement is not or ceases to be legal, valid, binding and enforceable under the law of any jurisdiction, neither the legality, validity, binding effect or enforceability of the remaining provisions under that law nor the legality, validity, binding effect or enforceability of that provision under the law of any other jurisdiction will be affected.

14.	AMENDMENTS

No amendment to this Agreement will be effective unless in writing and executed by all the Parties.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

16.	SUCCESSORS AND PERSONAL REPRESENTATIVES

This Agreement is binding on the successors of each Party.

17.	ASSIGNMENT

No Party may assign any of the rights or obligations of that Party under this Agreement without the prior written consent of the other Party.

18.	SURVIVAL

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all Warranties and indemnities and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect notwithstanding Completion but subject to Clause 6.6 above.

19.	STAMP DUTY AND EXPENSES

19.1	Stamp Duty

All or any stamp duty payable on the instruments of transfer and bought and sold notes in respect of the purchase of the Sale Shares and the Shareholder Loan/Director Loan will be borne by the Purchaser. This Clause shall survive Completion.

19.2	Expenses

Each Party is responsible for its own legal and other expenses incurred in the negotiation, preparation and completion of this Agreement.

20.	NOTICES

20.1	In Writing and Methods of Delivery

Every notice or communication under this Agreement must be in writing and may, without prejudice to any other form of delivery, be delivered personally or sent by post or transmitted by fax.

20.2	Authorised Addresses and Numbers

(a)	In the case of posting, the envelope containing the notice or communication must be addressed to the intended recipient at the last known address or authorised address of that party and must be properly stamped or have the proper postage prepaid for delivery by the most expeditious service available (which will be airmail if that service is available) and, in the case of a fax, the transmission must be sent to the intended recipient at the authorised number of that party.

(b)	Subject to Clause 20.3, the authorised address and fax numbers of each Party, for the purpose of Clause 20, are as follows:

Sellers

Address: Messrs. Huen & Cheung, Solicitors of 7th floor, Hong Kong Trade Centre, Nos. 161-167 Des Voeux Road Central, Hong Kong

Fax:   (852)35830852

For attention of Mr. Edward Huen/Mr. Peter Wong

Purchaser

Address : Messrs. Augustine C.Y. Tong & Co., Solicitors of Rooms 909-911, 9th Floor, Far East Consortium Building, No.121 Des Voeux Road, Central, Hong Kong.

Fax : (852) 28105386

For the attention of Mr. Augustine Tong/Mr. Li Man Wa

20.3	Notification of Changes

No change in any of the particulars set out in Clause 20.2(b) will be effective against a party until it has been notified to that party.

21.	LAW AND JURISDICTION

21.1	Governing Law

This Agreement is governed by and will be construed in accordance with Hong Kong law.

21.2	Hong Kong Jurisdiction

The Parties submit to the non-exclusive jurisdiction of the Hong Kong courts and each Party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

22.	Personal Guarantee by Guarantor

(c)	In consideration of the Purchaser agreeing to enter into this Agreement and purchase the Sale Shares and the Shareholder Loan/Director Loan upon terms and conditions herein, the Guarantor hereby irrevocably and unconditionally guarantees as continuing obligation the proper and punctual performance by the Sellers of all its obligation under or pursuant to this Agreement.

(d)	The Guarantor undertakes to indemnify the Purchaser on demand against all losses claims or costs arising out of or in connection with any breach of warranties or other non-performance of contractual duties and obligations by the Sellers to the Purchaser under this Agreement not be recoverable for any reason.

23.	Contracts (Rights of Third Parties) Ordinance

The Parties do not intend any term of this Agreement to be enforceable by any person who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the “CRTPO”) and agree that this Agreement shall be excluded from the application of the CRTPO.

24.	Bank Account(s)

The Sellers shall cause all bank accounts of the Company (if any) to be canceled, revoked or closed before Completion Date.

25.	COVID-19

Notwithstanding anything hereinbefore mentioned, the Sellers and the Purchaser further agree that:-

(a)	if the Sellers or Purchaser (and if body corporate all its directors or number of them as shall constitute a quorum at directors meeting) is/are required to go into quarantine or to be hospitalized for having contracted the SARS, COVID-19, Avian flu (H5N1 or H7N9 or H10N8) or other infectious disease or isolated under the provisions of the Prevention and Control of Disease Ordinance (Cap.599) or other similar legislation during the period before but inclusive of the Completion Date, completion of the sale and purchase shall be postponed to on or before the day, that is within 5 Business Days after the Sellers or Purchaser (and if body corporate all its directors or number of them as shall constitute a quorum at directors meeting) is/are discharged from the quarantine or hospital or is/are no longer required to be so isolated; or

(b)	if the offices of the Sellers’s Solicitors or Purchaser’s solicitors is/are required to be closed for carrying out disinfecting procedure by reason of the occurrence of a case of the SARS, COVID-19, Avian flu (H5N1 or H7N9 or H10N8) or other infectious disease during the period before but inclusive of the Completion Date, completion of the sale and purchase shall be postponed to on or before the day, that is within 5 Business Days after their offices are re-open; or

(c)	if the proprietor or all the partners of the Sellers’s Solicitors or Purchaser’s solicitors is/are required to go into quarantine or be hospitalized for having contracted the SARS, COVID-19, Avian flu (H5N1 or H7N9 or H10N8) or other infectious disease or isolated under the provisions of the said Ordinance or other similar legislation during the period before but inclusive of the Completion Date, completion of the sale and purchase shall be postponed to on or before the day, that is within 5 Business Days of such proprietor and/or partners is/are discharged from the quarantine or hospital or is/are no longer required to be so isolated.

SCHEDULE 1

CORPORATE INFORMATION

Details of the Company

Name of Company:	EVER WINLAND LIMITED
(永綸有限公司)

Company number:	2999587

Date of Incorporation:	3rd December 2020

Place of Incorporation:	Hong Kong

Registered office:	Unit 6, 3rd Floor, Siu Wai Industrial Centre, 29-33 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong.

Share capital and
Issued share capital:	100 Ordinary Shares of HK$100.00 each

Shareholders:	(1) WONG BING LUN (黃炳倫) - held 50 Shares;

(2) CHOW LAI MING (周麗明) - held 50 Shares.

Director:	WONG BING LUN (黃炳淪) &
CHOW LAI MING (周麗明)

Secretary:	RC Corporate Services Limited (樂施秘書服務有限公司)

Whose registered office is situate at Unit 1715, 17th Floor,
Concordia Plaza, No.1 Science Museum Road,
Tsimshatsui, Kowloon, Hong Kong.

SCHEDULE 2

PROPERTY

ALL THOSE 511 equal undivided 30,000th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as THE REMAINING PORTION OF NEW KOWLOON INLAND LOT NO.2828, THE REMAINIGN PORTION OF SECTION A OF NEW KOWLOON INLAND LOT NO.2828 and THE REMAINING PORTION OF SUB-SECTION 2 OF SECTION A OF NEW KOWLOON INLAND LOT NO.2828 And of and in the messuages, erections and buildings thereon and now known as “FORD GLORY PLAZA ()”, No.37 Wing Hong Street, Kowloon, Hong Kong (“the Building”) TOGETHER with the sole and exclusive right and privilege to hold use occupy and enjoy ALL that UNIT A on 19th Floor of the Building;

SCHEDULE 3

THE WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Right, power, authority and action of the Company

(a)	The Company has the right, power and authority to own its assets and conduct its business. There have not been and are no material breaches by the Company of its constitutional documents.

(b)	The execution of this Agreement and the transfer of the Sale Shares and the assignment of the Shareholder Loan from the Sellers to the Purchaser and the assignment of the Director Loan from the Director(s) to the Purchaser do not breach any agreement and the Article of Association of the Company.

1.2	Right, power and authority of the Seller

(a)	The Sellers has full power to enter into and perform this Agreement and this Agreement and each Other Document each constitutes valid and binding obligations on the Sellers in accordance with their respective terms.

(b)	The execution and delivery of, and the performance by each Seller of its obligations under this Agreement will not result in a breach of any order, judgment or decree of any court or Authority by which that Seller is bound.

2.	THE SHARES AND SHAREHOLDER LOAN/DIRECTOR LOAN

(a)

(i)	The 1st Seller is the sole legal and beneficial owner of the 1st Sale Shares and is entitled to sell and transfer and will at Completion sell and transfer the full legal and beneficial ownership of the 1st Sale Shares to the Purchaser or its nominees free from all Encumbrances and with all rights now and hereafter relating to the 1st Sale Shares;

(ii)	The 2nd Seller is the sole legal and beneficial owner of the 2nd Sale Shares and is entitled to sell and transfer and will at Completion sell and transfer the full legal and beneficial ownership of the 2nd Sale Share to the Purchaser or its nominees free from all Encumbrances and with all rights now and hereafter relating to the 2nd Sale Share; and

(iii)	The Sellers are the legal and beneficial owners of the Sale Shares and are entitled to sell and transfer and will at Completion sell and transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser or its nominees free from all Encumbrances and with all rights now and hereafter relating to the Sale Shares.

(b)

(i)	The 1st Seller is the sole legal and beneficial owner of the 1st Shareholder Loan and is entitled to sell and transfer the full legal and beneficial ownership of the 1st Shareholder Loan to the Purchaser free from all Encumbrances and with all rights relating to the 1st Shareholder Loan at the time of the assignment. The 1st Shareholder Loan represents all outstanding indebtedness or liability (whether due or not) owing from the Company to the 1st Seller immediately prior to Completion.

(ii)	The 2nd Seller is the sole legal and beneficial owner of the 2nd Shareholder Loan and is entitled to sell and transfer the full legal and beneficial ownership of the 2nd Shareholder Loan to the Purchaser free from all Encumbrances and with all rights relating to the 2nd Shareholder Loan at the time of the assignment. The 2nd Shareholder Loan represents all outstanding indebtedness or liability (whether due or not) owing from the Company to the 2nd Seller immediately prior to Completion;

(iii)	The Sellers are the legal and beneficial owners of the Shareholder Loans and are entitled to sell and transfer the full legal and beneficial ownership of the Shareholder Loans to the Purchaser free from all Encumbrances and with all rights relating to the Shareholder Loans at the time of the assignment. The Shareholder Loans represent all outstanding indebtedness or liability (whether due or not) owing from the Company to the Sellers immediately prior to Completion.

(c)	The relevant Director(s) is/are the sole legal and beneficial owner(s) of the Director Loan(s) and is entitled to sell and transfer the full legal and beneficial ownership of the Director Loan to the Purchaser free from all Encumbrances and with all rights relating to the Director Loan at the time of the assignment. The Director Loan represents all outstanding indebtedness or liability (whether due or not) owing from the Company to the relevant Director(s) immediately prior to completion.

(d)	There are no Encumbrances on, over or affecting any of the Sale Shares or any part of the issued or unissued share capital of the Company. There is no agreement or commitment to give or create any Encumbrance. No claim has been made by any person to be entitled to any Encumbrance which has not been waived in its entirety or satisfied in full.

(e)	The Sale Shares comprise the whole of the issued and allotted share capital of the Company. All of the Sale Shares are fully paid up or credited as fully paid up.

(f)	There is no agreement or commitment outstanding which calls for the transfer, allotment or issue of or accords to any person the right to call for the transfer, allotment or issue of any shares or debentures in the Company (including any option or right of pre-emption or conversion). No claim has been made by any person to be entitled to any such agreement or commitment.

(g)	No consent of any third party is required to be obtained in respect of the sale of the Sale shares or any of them.

(h)	The obligations of the Sellers under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed, will be binding in accordance with their terms.

2.	ACCURACY AND ADEQUACY OF INFORMATION

(a)	The information given in the Schedules to the best knowledge of the Sellers is true and accurate in all respects.

(b)	The copy of the Memorandum and Articles of Association of the Company provided to the Purchaser is complete and accurate in all respects, has attached to it copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class, if any, of the share capital of the Company.

(c)	All the accounts, books, ledgers and financial and other records of the Company have been properly kept in accordance with normal business practice and are in the possession of the Company or under its control and all transactions relating to its business have been duly and correctly recorded therein and there are as at the date of this Agreement no inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and at the date of this Agreement they are sufficient to give a true and accurate view of the state of the Company’s affairs and to explain its transactions.

(d)	The statutory books (including all registers and minute books) of the Company have been properly kept and contain (in respect of matters up to but not including Completion) an accurate and complete record of the matters which should be dealt with in those books and contain no inaccuracies or discrepancies of any kind and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.	COMPLIANCE WITH LEGAL REQUIREMENTS

(a)	To the best knowledge of the Sellers, compliance has been made with all legal and procedural requirements and other formalities in connection with the Company concerning:

(i)	its Memorandum and Articles of Association or other constitutional documents (including all resolutions passed or purported to have been passed);

(ii)	the filing of all documents required by the Companies Ordinance or other appropriate legislation to be filed with the Registrar of Companies or other appropriate regulatory bodies;

(iii)	issues of shares, debentures or other securities;

(iv)	directors and secretaries.

(b)	The Company is empowered and duly qualified to carry on its business in such countries in which it operates.

(c)	There has been no breach by the Company or by the Sellers (in their capacity as such) of any legislation or regulations affecting the Company or its business.

(d)	No Company is in breach of any legal or regulatory requirement relating to the identity and nationality of shareholders and any nominee structure in relation to the shares in the Company is legally effective.

4.	ACCOUNTS AND ASSETS AND LIABILITIES

(a)	The Accounts:

(i)	were prepared on the same basis and in accordance with the same accounting policies consistently applied as the audited accounts of the Company and in accordance with accounting principles generally accepted in the relevant country of incorporation at the time they were prepared;

(ii)	are complete and accurate in all respects and in particular make full provision for all established liabilities or make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof including deferred Taxation where appropriate;

(iii)	give a true and fair view of the state of affairs and financial position of the Company at the Accounts Date thereof and of the relevant Company’s results for the financial period ended on such date.

(b)	Without limitation to paragraph 4(a), to the best knowledge of the Sellers full provision has been made in the Accounts:

(i)	for depreciation of assets;

(ii)	for any foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the business of the Company;

(iii)	for bad or doubtful debts and all debts which were, as at the Accounts Date, more than six months overdue;

(iv)	for all tax exposures (if any);

(v)	in respect of all litigation; and

(vi)	for all management fees;

(c)	The Company has no outstanding liability for Taxation of any kind which has not been provided for or is not provided for in the Accounts.

(d)	The Company has no capital commitment and is not engaged in any scheme or project requiring the expenditure of capital.

(e)	The Company owns free from Encumbrance all its undertaking and assets (save the Property) shown or comprised in the relevant Accounts and all such assets are in its possession or under its control.

(f)	The Company does not have any liability (actual or potential) which is not or will not be shown or otherwise specifically provided for in the Accounts or the Completion Accounts. .

(g)	The Company will not on Completion have any obligations or liabilities other than those disclosed in the Completion Accounts.

5.	EVENTS SINCE THE ACCOUNTS DATE

5.1	General

Since the Accounts Date:

(a)	the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company;

(b)	there has been no adverse change in the financial condition or prospects of the Company and the Company has incurred liabilities solely in the ordinary course of trading;

(c)	no resolution of any members of the Company in general meeting has been passed other than resolutions relating to the business of the annual general meeting which was not special business;

(d)	the Company has not declared, paid or made and is not proposing to declare, pay or make any dividend or other distribution;

(e)	the financial year end of the Company has not changed;

(f)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(g)	no asset of the Company has been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and the Company has not disposed of or parted with possession of any of its property and assets and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(h)	no event has occurred which gives rise to a tax liability to the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company; and

(i)	no remuneration (including bonuses) or benefit payable to any officer of the Company has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect.

5.2	Borrowings

(a)	Save for the Shareholder Loan/Director Loan, the Existing Loans and other indebtedness mentioned in the Accounts, the Company does not have any borrowings or indebtedness.

(b)	The Company will not on Completion have any outstanding borrowings or indebtedness (whether actual or contingent) other than the Shareholder Loan/Director Loan.

(c)	The Existing Loans shall be fully repaid and discharged on or before Completion.

6.	CONTRACTS, COMMITMENTS AND FINANCIAL AND OTHER ARRANGEMENTS

(a)	There are not now outstanding, nor will there be outstanding at Completion, with respect to the Company:

(i)	any contracts of service with directors;

(ii)	any agreements or arrangements to which the Company is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses;

(iii)	any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person;

(iv)	any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which the Company is under any actual or contingent liability in respect of:

(1)	any disposal by the Company of its assets or business or any part thereof; or

(2)	the obligations of any other person;

(v)	any contract to which the Company is a party which is of a long-term and non-trading nature or which contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of a purchaser for value of any or all of the Sale Shares;

(b)	Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or relieve any other party to a contract with the Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

(c)	The Company is under no obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(d)	Save and except the Existing Encumbrances, the Company is not a party to nor has it any liability (present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(e)	There are no debts owing by the Company other than the debts which have arisen in the ordinary course of business or as are shown in the Accounts.

7.	INSOLVENCY, WINDING-UP ETC.

(a)	No receiver, manager or the like, has been appointed of the whole or any part of the assets or undertaking of the Company or any of the Seller.

(b)	No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of the Company or for a provisional liquidator to be appointed in respect of the Company.

(c)	The Company is not insolvent or unable to pay its debts within the meaning of section 178 of the Companies (Winding Up and Miscellaneous Provisions) Ordinance Cap. 32.

(d)	No distress, execution, sequestration or other process has been levied or enforced on or against the whole or any part of the Property.

(e)	No unsatisfied judgment, order, decree, award or decision is outstanding against the Company or any of the Seller or for any person whose acts or defaults it may be vicariously liable.

8.	INSURANCE

Currently the Company has not effected and maintains policies of insurance in an amount.

9.	LITIGATION

(a)	The Company is not engaged (whether as plaintiff, defendant or otherwise) in any litigation or arbitration, administrative or criminal or other proceeding and no litigation or arbitration, administrative or criminal or other proceedings against the Company is pending, threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

(b)	There is no outstanding or threatened or legal action or any claim against the Company or the Seller.

10.	THE PROPERTY

(a)	The Company is the sole legal and beneficial owner of the Property whatsoever and will have good title to the Property at Completion in accordance with section 13 of the CPO (as if the sale and purchase contemplated under this Agreement were a sale and purchase of the Property) subject to the Existing Encumbrances which will be released and/or discharged upon Completion.

(b)	The Property is held by the Company by way of long term investment.

(c)	The Government Lease of the Property is now good, valid and subsisting and in no way void or voidable and the premium, rent and other moneys reserved by or payable under the Government Lease and the terms covenants and conditions contained in the Government Lease have been duly paid performed and observed up to the date hereof and will be duly paid performed and observed up to Completion.

(d)	The rates and all other outgoings in respect of the Property have been duly paid up to the date hereof and will be duly paid up to Completion.

(f)	There are no outstanding notices, complaints or requirements issued by any governmental body, authority or department to the Company in respect of the Property. The Sellers undertake to notify the Purchaser promptly of any notice received by them or the Company, from any governmental body, authority or department relating to any of the aforesaid matters.

(g)	There are no outstanding actions, disputes, claims or demands against the Company.

(h)	The Property is and will be subject to and with the benefit of the existing tenancy agreement and lettings upon completion.

(l)	The Property is the Company’s only major asset.

11.	DELINQUENT ACTS

The Company has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise.

12.	TAX RETURNS

(a)	Save where otherwise disclosed, the Company has, in respect of all years of assessment since incorporation falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding taxation matters which it is required to make or supply to any tax authority (wherever situated) and there is at the date hereof no dispute or disagreement nor is any contemplated with any such authority regarding the Company’s liability or potential liability to any tax or duty (including in each case penalties and interest) or regarding the availability to the Company of any relief from tax or duty.

(b)	The Company has sufficient records relating to past events during the years prior to the date of this Agreement to calculate the tax liability or relief which would arise on any disposal or realisation of any asset owned at the date of this Agreement.

(c)	The Company has submitted or will submit all claims and disclaimers which will be assumed to have been made for the purposes of the Accounts.

13.	STAMP AND OTHER DUTIES

The Company has paid promptly all sums payable by it under the Stamp Duty Ordinance, the Companies Ordinance and any other Ordinance or legislation and no sums are presently payable by the Company under any such Ordinance or legislation.

14.	EMPLOYMENT

The Company has no employee.

15.	POWERS OF ATTORNEY

The Company has given no power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf.

16.	ARRANGEMENTS BETWEEN THE COMPANY AND THE SELLER

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company on the one part and any Seller on the other part (save and except the Shareholder Loan).

17.	COMPLIANCE WITH LAWS

(a)	The Company conducts its business in compliance with applicable laws in all material respects.

(b)	As at the date of this Agreement, there is no outstanding investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body against the Company.

SCHEDULE 4

MATTERS TO BE TRANSACTED AT COMPLETION

At Completion:

1.	SELLER’S OBLIGATIONS

Each Seller shall deliver to the Purchaser or procure the delivery to the Purchaser:

(a)	two (2) executed instruments of transfer and bought and sold notes in respect of the Sale Shares of each Seller in favour of the Purchaser and/or his/her nominee(s) together with the related share certificate(s) for such Sale Shares;

(b)	the minutes/resolutions of the board meeting held under paragraph 2 of this Schedule;

(c)	the counterpart of the Tax Deed duly executed by each Seller and the Company, the counterpart of Assignment of Shareholder Loan of each Seller, duly executed by each Seller and acknowledged by the Company and the counterpart of Assignment of Director Loan of the Director, duly executed by the Director and acknowledged by the Company;

(d)	without prejudice to clause 3.4(b) of this Agreement, letters of resignation duly executed under seal, from all the existing directors, secretary and other officers of the Company in the agreed form, in each case, resigning their offices, acknowledging that they have no outstanding claims whether for compensation for loss of office or on any other grounds whatsoever, and releasing the Company from all claims and rights of action whatsoever;

(e)	in respect of the Company, the statutory and minutes books (which shall be written up to but not including the date of Completion), all issued and unissued certificates contained in the share certificate books; all chops, common seal, certificate of incorporation (and any certificate of incorporation on change of name, if any), business registration certificates (past and current), together with all copies of the memorandum and articles of association, bank statements, all accounting records, all audited accounts, books of account shall cover at least the past 7 years from the date of this Agreement (all complete and written up to Completion), copies of all tax return(s) filed and related correspondence (if any), tax assessments (where applicable), all contracts (if any) to which the Company is a party and all other documents, correspondence and records relating to the affairs of the Company;

(f)	Keys of the Property including key of letter box, the Resident Smart Cards (if any);

(g)	all title deeds and documents in respect of the Property (excluding Legal Charge/Mortgage Memorial No.21042200470200 and Deed of Assignment of Rental Income Memorial No.21042200470217 and its Discharge;

(h)	the relevant minutes of a meeting duly signed or written resolutions, of director(s) and shareholder(s) of the corporate each Seller authorising the execution by such corporate Seller of this Agreement and the other Documents and the consummation of the transactions contemplated hereunder;

(i)	vacant possession of the Property;

(j)	the schedule of landed properties (I.R.S.D 102) duly completed and signed;

(k)	Forms ND4 duly signed by the resigning directors and secretary;

(l)	Forms ND2A duly signed by a resigning director/secretary for notice of change of director(s) and secretary;

(m)	Form NR1 duly signed by a resigning director/secretary; and

(n)	Proof(s) of cancellation of all the bank account(s) of the Company (if any).

2.	BOARD MEETINGS

The Sellers shall procure a board meeting to be held of the Company at which resolutions shall be passed (where appropriate):

(a)	to approve and give effect to all of the matters referred to in paragraph 1 above;

(b)	to approve the Purchaser and their nominees for registration as the holders of the Sale Share;

(c)	to accept the resignation of the director(s), secretary, auditor and other officers referred to in paragraph 1(d) above and to appoint as new director(s), secretary and auditor of the Company, such persons as the Purchaser may require, all with effect from the completion Date, save and except the resignation of the auditor with effect from the date of resignation not later 30 days after completion;

(d)	the revocation of all existing bank mandates;

(e)	the change of the situation of the registered office of the Company to such place as the Purchaser may direct with effect from close of business on the Completion Date; and

(f)	to deal with and resolve upon such other matters as the Purchaser shall reasonably require for the purposes of giving effect to the provisions of this Agreement.

3.	PURCHASER’S OBLIGATIONS

The Purchaser shall:

(a)	pay the Completion the Consideration in accordance with Clauses 3.3 and 3.5;

(b)	deliver to the Sellers a counterpart of each of the following:

(i)	the Tax Deed duly executed by the Purchaser;

(ii)	the Seller’s Assignment of Shareholder Loan executed by the Purchaser; and

(iii)	the Director’s Assignment of Director Loan executed by the Purchaser.

SCHEDULE 5

RESTRICTED ACTION PENDING COMPLETION

Each Seller shall ensure that the Company shall not do nor agree (conditionally or unconditionally) to do any of the following:

1.	Dispose of, or grant any option or right of pre-emption in respect of, or acquire, any fixed asset of the Company.

2.	Enter into any transaction, agreement, contract or commitment or acquire or dispose of any interest in any asset or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of business.

3.	Enter into any joint venture, partnership, profit share or, save in the ordinary course of business.

4.	Create, extend, grant or issue any mortgage, charge, debenture, pledge, lien, encumbrance or other security or third party right (other than liens arising in the ordinary course of business) over any of the assets or the undertaking of the Company.

5.	Create, extend or grant any guarantee, indemnity, performance bond or other security or contingent obligation in the nature of a financial obligation including letters of comfort or support, save in each case in respect of letters of credit and similar instruments, utility guarantees and otherwise in the ordinary course of business.

6.	Create, allot or issue any shares, loan capital, securities convertible into shares or any option or right to subscribe in respect of any shares, loan capital or securities convertible into shares.

7.	Declare, pay or make any dividend or distribution.

8.	Incur any liability in the nature of a borrowing.

9.	Make or agree to make any capital commitment or approve any capital expenditure.

10.	Alter the provisions of its Memorandum or Articles of Association or other constitutional documents or adopt or pass regulations or resolutions inconsistent with them.

11.	Reduce the share capital of the Company.

12.	Enter into, amend, terminate or dispose of any tenancy or lease agreement in respect of the Property or any part thereof or acquire or dispose of any interest in the Property or any part thereof.

13.	Appoint any directors, secretaries or attorneys.

14.	Start any civil, criminal, arbitration or other proceedings.

15.	Other than in the ordinary course of its business, not to settle, compromise, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in respect of the foregoing.

16.	Pass any resolution in general meeting (other than any resolution constituting ordinary business conducted at an annual general meeting).

17.	Make or issue any return or correspondence in connection with Taxation.

SCHEDULE 6

PREPARATION OF COMPLETION ACCOUNTS AND

ADJUSTMENT TO CONSIDERATION

1.	PREPARATION OF COMPLETION ACCOUNTS

1.1	Completion Accounts

The Sellers shall procure that, on or before five (5) Business Days prior to (but excluding) the Completion Date, an un-audited statement of financial position of the Company, as at the close of business on the Completion Date and the income statement of the Company for the period from 1st July 2021 to the Completion Date be prepared, which shall be so prepared:

(a)	to reflect that all monies received and receivable and outgoings paid and payable in respect of the Property shall be apportioned so that all such monies and outgoings up to and inclusive of the Completion Date shall effectively be for the account of the Seller and all such monies and outgoings as from and exclusive of the Completion Date shall effectively be for the account of the Purchaser; and

(b)	subject to paragraphs (a), in accordance with the same accounting and valuation policies, principles, bases and methods applied on a consistent basis as used in preparing the Accounts or, if not referred to therein in accordance with Hong Kong generally accepted accounting principles.

2.	DELIVERY TO THE PURCHASER

Following preparation of the Completion Accounts referred to in paragraph 1.1, the Sellers shall procure that such accounts be certified to be true and correct by the director of the Company and delivered to the Purchaser five(5) business days prior to the Completion Date for review by the Purchaser and/or the Purchaser’s Accountants.

3.	ACCESS TO BOOKS AND RECORDS

The Sellers shall procure that the Company provides such reasonable access to their respective books and records, calculations and working papers and give such assistance as the Purchaser or the Purchaser’s Accountants may reasonably request in order to review and audit Completion Accounts.

SCHEDULE 7

FORM OF ASSIGNMENT OF SHAREHOLDER LOAN

Dated the day of 2022

[the relevant Seller]

and

TREASURE SUCCESS INTERNATIONAL LIMITED

ASSIGNMENT OF SHAREHOLDER LOAN/

DIRECTOR’S LOAN

THIS ASSIGNMENT is dated and made between:

(1)	[*] (Holder of Hong Kong Identity Card No. ) of House 12, Custom Pass 18, Fei Ngo Sha Road, Sai Kung, New Territories, Hong Kong. (“Assignor”); and

(2)	TREASURE SUCCESS INTERNATONAL LIMITED (實陞國際有限公司) whose registered office is situate at Unit A on 19th Floor, Ford Glory Plaza, No.37 Wing Hong Street, Kowloon, Hong Kong (“Assignee”).

BACKGROUND

(A)	The Assignor is a shareholder of EVER WINLAND LIMITED (永綸有限公司) (“Company”).

(B)	The Company is indebted to the Assignor in the amount of HK$ (“Loan”).

(C)	Under an agreement dated 2022 and made between (inter alia) the Assignor and the Assignee (“Sale and Purchase Agreement”), the Assignor has agreed to sell all its share in the Company to the Assignee.

(D)	The Assignor agrees to assign and transfer, and the Assignee agrees to take an assignment and transfer of, the Loan on and subject to the terms and conditions of this Assignment.

(E)	Save and except the Loan, the Assignor acknowledge and confirm that the Company is not indebted to the Assignor in whatsoever manner as at the date hereof.

BY WHICH IT IS AGREED as follows:

1.	ASSIGNMENT AND CONSIDERATION

In consideration of the payment by the Assignee to (inter alia) the Assignor of the Consideration (as defined in the Sale and Purchase Agreement) (receipt of which is acknowledged by the Assignor), the Assignor, as beneficial owner, assigns and transfers to the Assignee absolutely all his/her/its rights, title, benefits and interests in and to the Loan free from all claims, charges, liens, encumbrances, option and equities of any kind whatsoever. As from the date of this Assignment, the Assignee shall be solely and absolutely entitled to such rights, title, benefits and interests in and to the Loan to the exclusion of the Assignor.

2.	WARRANTIES

The Assignor represents and warrants to the Assignee that:

(a)	the Loan is non-interest bearing and is repayable by the Company to the Assignor on demand;

(b)	the Loan is due and payable and is valid and subsisting and free from all or any encumbrance, compromise, release, waiver and dealing or any agreement for any of the same, and is owing by the Company to the Assignor without any default on the part of the Company;

(c)	the Loan has an outstanding principal amount of and constitutes the entire sum repayable by the Company to the Assignor; and

(d)	the Assignor has all the right, authority and power to assign his/her/its right and title in and to the Loan in the manner as set out in this Assignment.

3.	EXPENSES

3.1	Costs

Each of the parties is responsible for that party’s own legal and other expenses incurred in the negotiation, preparation and completion of this Assignment.

3.2	Stamp Duty

Any stamp duty or other tax or duty payable in respect of the transactions contemplated in this Assignment shall be borne by the Assignee solely.

4.	LAW AND JURISDICTION

4.1	Governing Law

This Agreement is governed by and will be construed in accordance with Hong Kong law.

4.2	Hong Kong Jurisdiction

The parties submit to the non-exclusive jurisdiction of the Hong Kong courts and each party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

4.3	Contracts (Rights of Third Parties) Ordinance

The parties do not intend any term of this Assignment to be enforceable by any person who is not a party to this Assignment pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the “CRTPO”) and agree that this Assignment shall be excluded from the application of the CRTPO.

5.	FURTHER ASSURANCE

Each party shall do and shall use reasonable endeavours to procure any third party to do whatever is necessary to give effect to this Assignment.

6.	SUCCESSORS

This Assignment is binding on the successors of each party.

EXECUTED as a deed under seal by the parties

SIGNED SEALED AND DELIVERED	)
)
By	)
)
)
)
in the presence of :	)

We confirm that we have been notified of the assignment referred to in this Assignment. We acknowledge and confirm that as from the date of this Assignment the Loan is owed to the Assignee and the Assignee is entitled at any time and from time to time to require repayment of all or part of the Loan and we will make any payments due in respect of the Loan to the Assignee.

For and on behalf of
EVER WINLAND LIMITED

SEALED with the COMMON SEAL of	)
)
the Assignee and SIGNED by	)
)
)
in the presence of : ))
)
)
)

SCHEDULE 8

FORM OF TAX DEED

Dated the day of 2022

WONG BING LUN (黃炳倫) &

CHOW LAI MING (周麗明)

and

TREASURE SUCCESS INTERNATIONAL LIMITED

(實陞國際有限公司)

DEED OF INDEMNITY

in respect of

TAXATION

THIS DEED OF INDEMNITY is dated	2022 and is made

BETWEEN

(1)	(a)	WONG BING LUN (黃炳淪) (Holder of Hong Kong Identity Card No.[*] of House 12, Custom Pass 18, Fei Ngo Sha Road, Sai Kung, New Territories, Hong Kong (the ” 1st Seller”);

	(b)	CHOW LAI MING (周麗明) (Holder of Hong Kong Identity Card No.[*] of the same address above (the “2nd Seller”).

(2)	TREASURE SUCCESS INTERNATIONAL LIMITED (寶陞國際有限公司) whose registered office is situate at Unit A, 19th Floor, Ford Glory Plaza, No.37 Wing Hong Street, Kowloon, Hong Kong (“Purchaser”) for themselves and as trustee for EVER WINLAND LIMITED (永綸有限公司) (“Company”);

BY WHICH IT IS AGREED as follows:

1. Definitions and Interpretation

1.1	In this Deed, unless the context requires otherwise:

“Agreement” means the agreement dated 2022 between the Sellers and the Purchaser relating to the sale and purchase of the entire issued share capital of the Company;

“Claim” includes any assessment, notice, demand or other document issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or central, provincial, regional or local governmental authority whatsoever in Hong Kong which it appears that the Company is liable or is sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief which Relief would, but for the Claim, have been available to the Company;

“Relief” includes any relief, allowance, set-off or deduction in computing profits or credit or right to repayment of Taxation granted by or pursuant to any legislation concerning or otherwise relating to Taxation;

“Tax Authority” means any government, state, municipality or any local state, federal or other fiscal, revenue, customs or excise authority, body or official applicable to the Company in Hong Kong; and

“Taxation” means:

(i)	any liability to any form of taxation whenever created or imposed and whether of Hong Kong and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, income tax, interest tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and excise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of Hong Kong; and

(ii)	all costs, interest, penalties, charges, fines and expenses incidental or relating to the liability to taxation or the deprivation of Relief or of a right to repayment of taxation which is the subject of the indemnity given by the Seller pursuant to this Deed to the extent that the same is/are payable or suffered by the Company.

1.2	In addition and without prejudice to Clause 1.1, words and expressions defined in the Agreement shall, unless the context otherwise requires, have the same meanings when used herein.

1.3	In this Deed, unless otherwise stated, references to Clauses are to clauses of this Deed, words importing the singular include the plural and vice versa, words importing a gender include any gender and references to persons include bodies corporate or unincorporate.

1.4	Headings are for convenience only and shall not affect the construction of this Deed.

1.5	In the event of any deprivation of any Relief, there shall be treated as an amount of Taxation for which liability has arisen the amount of such Relief multiplied by the relevant rates of Taxation in force in the period or periods in respect of which Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that such amount of Relief was capable of full utilisation by the Company.

2. Indemnity

2.1	Subject as hereinafter provided, the Sellers hereby covenant and agree with the Purchaser (for themselves and as trustee for the Company) that they will fully and effectually indemnify and at all times keep fully and effectually indemnified the Company and the Purchaser from and against:

(a)	the amount of any and all Taxation falling on the Company resulting from or by reference to any income, profits, gains, transactions, employment of personnel, events, matters or things earned, accrued, received, entered into or occurring up to the date hereof, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company, including any and all Taxation resulting from the receipt by the Company or the Purchaser of any amounts paid by any of the Sellers under this Deed; and

(b)	any and all costs (including all legal costs), expenses or other liabilities which the Company or the Purchaser may reasonably and properly incur in connection with:

(i)	the settlement in favour of the Company or the Purchaser of any claim under this Deed;

(ii)	any legal proceedings in which the Purchaser or the Company claims under or in respect of this Deed and in respect of which judgment is given for the Purchaser or the Company; or

(iii)	the enforcement of any such settlement or judgment.

2.2	Any payments under this Deed for which the Sellers are liable shall be so payable not later than on the following dates:

(a)	if the Taxation liability giving rise to a claim under this Deed involves an actual payment of Taxation by the Company, [five] Business Days before the date on which that Taxation becomes due and payable to the relevant Taxation authorities;

(b)	if the Taxation liability giving rise to a claim under this Deed involves a denial or loss in whole or in part of a Relief, the date falling [five] Business Days after the date when the Sellers have been notified by either the Company or the Purchaser that the auditors for the time being of the Company or the Purchaser (as the case may be) have certified at the request of the Purchaser or the Company (as the case may be) that there has been such a denial or loss of the whole or part of a Relief; and

(c)	if any costs become payable by the Company or the Purchaser in connection with any Taxation liability or any of the provisions of this Deed, no more than [five] Business Days before that the Company or the Purchaser (as the case may be) becomes liable to pay such costs, and the Sellers further jointly and severally covenant with the Company and the Purchaser that they will pay (at the direction of the Purchaser) to the Company or the Purchaser an amount equal to any loss, cost, expense or liability which the Company or the Purchaser may suffer or incur by reason of payment thereof later than the date specified in this Clause 2.2 (it being acknowledged by the Sellers that payment of Taxation is not intended to take place until after receipt of such funds and is to be effected by utilisation of the same).

2.3	This indemnity does not cover any Claim and the Sellers shall be under no liability under this Deed in respect of Taxation:

(a)	to the extent that provision is made for such Taxation in the Accounts;

(b)	for which the Company is primarily liable as a result of transactions in the ordinary course of normal day to day trading operations since the Accounts Date;

(c)	to the extent that such Taxation or Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or interpretation thereof coming into force after the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect; or

(d)	unless written particulars of the Claim (stating in reasonable detail the specific matters and amount in respect of which the Claim is made) shall have been notified in writing to the Sellers before the expiry of a period of six (6) months following the date on which the relevant statute of limitations would apply so as to prevent the relevant Tax Authority from making the relevant claim against the Company.

3.	Claims

3.1	In the event of any Claim arising, the Company shall, by way of covenant but not as a condition precedent to the liability of the Sellers hereunder, give or procure that notice thereof is given, as soon as reasonably practicable, to the Sellers and, as regards any Claim, the Company shall take such action as the Sellers may by notice reasonably require to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to the Company or the Purchaser (as the case may be) being indemnified and secured to its reasonable satisfaction by the Sellers from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or incurred.

3.2	Without the prior approval of the Sellers, the Purchaser shall make no settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future Taxation liability of the Company.

4.	Payments Free of Withholding, etc.

4.1	All payments made by the Sellers under this Deed shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

4.2	If the Sellers make a deduction or withholding required by law from a payment under this Deed, the sum due from the Sellers shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

4.3	If a payment under Clause 2 or Clause 3 will be or has been subject to Taxation, the Sellers shall on demand from the recipient pay to the recipient the amount (after taking into account Taxation payable in respect of the amount) that will ensure that the recipient receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

5.	Refunds

If, after the Sellers have made any payment pursuant to this Deed, the Company shall receive a refund of all or part of the relevant Taxation, the Company shall repay to the Sellers a sum corresponding to the balance of the refund remaining after deducting the aggregate of (i) any costs, charges and expenses payable or sustained or incurred by the Company and/or the Purchaser in recovering such refund, and (ii) the amount of any additional Taxation which may be suffered or incurred by the Company in consequence of such refund.

6.	Notices

The provisions of Clause 20 of the Agreement (mutatis mutandis) shall be incorporated in and be deemed to be part of this Deed.

7.	Binding Effect

This Deed shall enure to the benefit of and be binding on each party and their respective successors and assigns.

8.	Entirety of Deed and Severability

8.1	The terms and conditions herein contained constitute the entire agreement between the parties relating to the subject matter hereof and shall supersede all previous communications, oral or written, between the parties with respect to the subject matter hereof which are inconsistent with the provisions of this Deed.

8.2	Any provision of this Deed prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

9.	Amendment

This Deed may be varied, amended or modified only by agreement under seal of all parties.

10.	Release of Obligations

Any liability of the Seller under this Deed may, in whole or in part, be released, compounded or compromised by the Company and/or the Purchaser, in its/their sole and absolute discretion, and time or any other indulgence may be granted to the Seller by the Company and/or the Purchaser, in its/their sole and absolute discretion, without in any way prejudicing or affecting any of its/their other rights, powers or remedies against the Sellers under any other liability hereunder.

11.	Law and Jurisdiction

This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed.

12.	Contracts (Rights of Third Parties) Ordinance

The parties do not intend any term of this Deed to be enforceable by any person who is not a party to this Deed pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623) (the “CRTPO”) and agree that this Deed shall be excluded from the application of the CRTPO.

EXECUTED as a deed under seal by the parties

The Seller

SIGNED SEALED AND DELIVERED	)
)
By the 1st Seller	)
)
)
in the presence of:-)

SIGNED SEALED AND DELIVERED	)
)
By the 2nd Seller	)
)
)
in the presence of :	)

The Purchaser

SEALED with the COMMON SEAL of	)
)
The Purchaser AND SIGNED by	)
)
)
)
in the presence of :	)
)
)

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

The Sellers

The 1st Seller

SIGNED by WONG BING LUN,	)
)
)
	)	/s/ WONG BING LUN
in the presence of:	)

/s/ Huen Kwok Chung
Solicitor, Hong Kong SAR
Huen & Cheung Solicitors

The 2nd Seller

SIGNED by CHOW LAI MING	)
)
	)	/s/ CHOW LAI MING
in the presence of :	)
)
/s/ Huen Kwok Chung
Solicitor, Hong Kong SAR
Huen & Cheung Solicitors

The Purchaser

SIGNED by Mr. Choi Lin Hung,	)
Director	)	/s/ Choi Lin Hung
)
For and on behalf of the Purchaser	)
)
in the presence of :	)
)
/s/ Li Man Wa
Clerk to Messrs. Augustine C. Y. Tong & Co.
Solicitor, HKSAR.

(hereby verify the signature of Li Man Wa
/s/ AUGUSTINE CHOR YIN TONG
MESSRS. AUGUSTINE C.Y. TONG & CO.)

SIGNED by the Guarantor in	)	(signature not recognizable)
)
in the presence of: -)

/s/ Huen Kwok Chung
Solicitor, Hong Kong SAR
Huen & Cheung Solicitors

RECEIVED on or before the day and year first above written of and from the Purchaser the above mentioned Deposit of a sum of HK$9,900,000.00

/s/ Messrs. Huen & Cheung
Messrs. Huen & Cheung, Solicitors
for the Sellers as stakeholder.